Exhibit 99.1

Press Release
	Contacts:	Mel Payne, Chairman & CEO
Joe Saporito, CFO
Carriage Services, Inc.
713-332-8400
IMMEDIATE RELEASE

Ken Dennard / ksdennard@drg-e.com
Lisa Elliott / lelliott@drg-e.com
DRG&E / 713-529-6600
CARRIAGE SERVICES REPORTS SECOND QUARTER 2007 RESULTS
Revenue Increases 12%
Consolidated EBITDA Margin Increases 250 basis points
Consolidated EBITDA Increases 26%
Diluted EPS Increases 333%
Rolling Four Quarter Earnings Outlook Increased
August 8, 2007 — HOUSTON — Carriage Services, Inc. (NYSE: CSV) today announced second quarter results and increased its Rolling Four Quarter Outlook. Please go to the Investor homepage of Carriage’s web site at www.carriageservices.com for a link to the Press Release that includes properly formatted Annual and Quarterly Trend Reports. Results of continuing operations for the second quarter of 2007 were as follows:
•	Revenues of $41.7 million

compared to revenues of $37.3 million for the second quarter of 2006.

•	Consolidated EBITDA of $9.6 million

compared to Consolidated EBITDA of $7.6 million for the second quarter of 2006.

•	Consolidated EBITDA Margin of 23.0%

compared to Consolidated EBITDA Margin of 20.5% for the second quarter of 2006.

•	Diluted earnings per share from continuing operations of $0.10 compared to diluted earnings per share from continuing operations of $0.03 for the second quarter of 2006.
          Melvin C. Payne, Chairman and Chief Executive Officer, stated, “Both our same store funeral and cemetery operations had a good second quarter, primarily attributable to the continuing improvement of our Central Region funeral operations and Rolling Hills Memorial Park and to broader performance in our Eastern Region cemetery operations. Additionally, the acquisition during the first four months of 2007 of two premier combination businesses proved to be immediately accretive to earnings in the second quarter. As a result of a 340 basis point increase in our Total Field EBITDA Margin, a relatively fixed consolidation platform overhead structure and our attractive low cost fixed capital structure, we were able to operationally and financially leverage a 12% increase in revenue during the second quarter into a 26% increase in Consolidated EBITDA and a 333% increase in diluted EPS from continuing operations. We expect the financial dynamic of leveraging relatively small revenue increases into strong earnings momentum to continue for the balance of 2007 and into 2008.” Please refer to our Company and Investment Profile at www.carriageservices.com for a more detailed discussion of the financial dynamics that result from the execution of the Company’s Standards Operating Model, 4E Leadership Model and Strategic Portfolio Optimization Model.
Trend Reporting
          “We now report our consolidated field operating and financial results both on a multi-year and most recent rolling four quarters basis to reflect long term trends and by quarter for the most recent five quarters to reflect short term trends and seasonality”, continued Mr. Payne. “Just as we report internally for each of our businesses under the Standards Operating Model, these field level results highlight trends in volumes, revenues, Field EBITDA (controllable profit) and Field EBITDA Margin (controllable profit margin). Trend reporting allows us to focus on the key operational and financial results relevant to the longer term performance and valuation of our portfolio of deathcare businesses.
          “We will maintain separate reporting for our same store continuing operations (adjusted for dispositions as they occur) and our new acquisition portfolio to show how the execution of both our Standards Operating Model and our Strategic Portfolio Optimization Model will change the sustainable revenue and earning power profile of Carriage Services over time.”
          “Since this is only the second quarter under our new reporting format, we will comment more extensively each quarter during 2007 in order to point out what we believe are the most substantive observations and conclusions. Just as we are still adjusting to our new reporting format, we realize that it will take time and continued explanation and discussion for our stockholders to fully understand and appreciate this new trend reporting approach.”
          As mentioned previously, please go to the Investor homepage of Carriage’s web site at www.carriageservices.com for a link to the Press release that includes properly formatted Annual and Quarterly Trend Reports.

UNAUDITED INCOME STATEMENT FROM CONTINUING OPERATIONS
Annual Trend
For the Four Years Ended December 31, 2006 and Four Quarters Ended June 30, 2007
($000’s)

	Pro forma(1)		Pro forma(1)		Actual		Actual		Actual
	Year		Year		Year		Year		Trailing 4 Qtrs.
	2003		2004		2005		2006		6/30/2007

CONTINUING OPERATIONS

Same Store Contracts
Atneed Contracts	17,999	79.9%	17,520	79.9%	17,461	79.7%	16,958	78.7%	16,600	78.2%
Preneed Contracts	4,515	20.1%	4,412	20.1%	4,436	20.3%	4,597	21.3%	4,617	21.8%

Total Same Store Funeral Contracts	22,514	100.0%	21,932	100.0%	21,897	100.0%	21,555	100.0%	21,217	100.0%
Acquisition Contracts
Atneed Contracts	—		—		53	64.6%	194	67.1%	532	67.7%
Preneed Contracts	—		—		29	35.4%	95	32.9%	254	32.3%

Total Acquisition Funeral Contracts	—		—		82	100.0%	289	100.0%	786	100.0%

New Store Openings	—		—		—		104		350

Total Funeral Contracts	22,514		21,932		21,979		21,948		22,353

Same Store Interments
Atneed Interments	2,506	27.7%	2,324	26.3%	2,006	24.4%	2,100	25.0%	2,154	26.6%
Preneed Interments	6,554	72.3%	6,529	73.7%	6,213	75.6%	6,285	75.0%	5,932	73.4%

Total Same Store Cemetery Interments	9,060	100.0%	8,853	100.0%	8,219	100.0%	8,385	100.0%	8,086	100.0%
Acquisition Interments
Atneed Interments	—		—		—		—		120	28.0%
Preneed Interments	—		—		—		—		308	72.0%

Total Acquisition Cemetery Interments	—		—		—		—		428	100.0%

Total Cemetery Interments	9,060		8,853		8,219		8,385		8,514

Same Store Revenue
Funeral Operations Revenue	$106,242	75.4%	$107,159	74.1%	$109,045	73.1%	111,448	73.8%	112,734	71.8%
Preneed Commission and Other Revenue	1,608	1.1%	1,319	0.9%	2,295	1.5%	2,267	1.5%	2,351	1.5%

Total Funeral Same Store Revenue	107,850	76.5%	108,478	75.0%	111,340	74.6%	113,715	75.3%	115,085	73.2%

Cemetery Operations Revenue	29,755	21.1%	33,203	23.0%	33,940	22.7%	32,107	21.3%	32,913	20.9%
Cemetery Financial Revenue	3,304	2.3%	2,912	2.0%	3,615	2.4%	4,052	2.7%	3,849	2.4%

Total Same Store Cemetery Revenue	33,059	23.5%	36,115	25.0%	37,555	25.2%	36,159	23.9%	36,762	23.4%

Total Same Store Revenue	140,909	100.0%	144,593	100.0%	148,895	99.8%	149,874	99.2%	151,847	96.6%

Acquisition Revenue
Funeral Operations Revenue	—		—		303	0.2%	1,212	0.8%	3,774	2.4%
Cemetery Operations Revenue	—		—		—		—		1,385	0.9%
Cemetery Financial Revenue	—		—		—		—		107

Total Acquisition Revenue	—		—		303	0.2%	1,212	0.8%	5,266	3.4%

Total Revenue from Continuing Operations	$140,909	100.0%	$144,593	100.0%	$149,198	100.0%	$151,086	100.0%	$157,113	100.0%

Field EBITDA from Continuing Operations
Same Store Funeral Field EBITDA	$37,404	77.3%	$37,580	76.6%	$39,551	76.6%	41,974	79.2%	43,468	75.9%
Same Store Funeral Field EBITDA Margin	34.7%		34.6%		35.5%		36.9%		37.8%

Same Store Cemetery Field EBITDA	11,011	22.7%	11,458	23.4%	11,963	23.2%	10,645	20.1%	12,055	21.0%
Same Store Cemetery Field EBITDA Margin	33.3%		31.7%		31.9%		29.4%		32.8%

Total Same Store Field EBITDA	48,415	100.0%	49,038	100.0%	51,514	99.8%	52,619	99.2%	55,523	96.9%
Total Same Store Field EBITDA Margin	34.4%		33.9%		34.6%		35.1%		36.6%

Acquisition Funeral Field EBITDA	—		—		92	0.2%	407	0.8%	1,377	2.4%
Acquisition Funeral Field EBITDA Margin	—		—		30.4%		33.6%		36.5%

Acquisition Cemetery Field EBITDA	—		—		—		—		401	0.7%
Acquisition Cemetery Field EBITDA Margin	—		—		—		—		29.0%

Total Acquisition Field EBITDA	—		—		92	0.2%	407	0.8%	1,778	3.1%
Total Acquisition Field EBITDA Margin	—		—		30.4%		33.6%		33.8%

Total Field EBITDA from Continuing Operations	48,415	100.0%	49,038	100.0%	51,606	100.0%	53,026	100.0%	57,301	100.0%
Total Field EBITDA Margin from Continuing Operations	34.4%		33.9%		34.6%		35.1%		36.5%

Total Variable Overhead	1,846	11.6%	1,910	11.5%	2,245	12.5%	3,282	16.8%	3,885	18.8%

Total Regional Fixed Overhead	2,721	17.1%	2,892	17.4%	3,247	18.0%	2,977	15.2%	3,022	14.6%

Total Corporate Fixed Overhead	11,378	71.4%	11,825	71.1%	12,501	69.5%	13,290	68.0%	13,801	66.6%

Total Overhead	15,945	100.0%	16,627	100.0%	17,993	100.0%	19,549	100.0%	20,708	100.0%
	11.3%		11.5%		12.1%		12.9%		13.2%

Consolidated EBITDA from Continuing Operations	$32,470 (2)		$32,411 (2)		$33,613 (2)		$33,477 (2)		$36,593 (2)

Consolidated EBITDA Margin from Continuing Operations	23.0%		22.4%		22.5%		22.2%		23.3%

Total Depreciation & Amortization	9,159		9,285		9,065		8,688		8,968

Interest, Net	17,773		16,908		18,090		17,106		16,737
Refinancing Costs	—		—		6,933				—
Special Charges/Other (Gains) Losses	(657)		(940)		698		331		301
Team Partners Incentive Expense	60		110		276		1,151		965

Pretax Income	6,135		7,048		(1,449)		6,201		9,622

Benefit for Income Taxes due to a Valuation Adjustment	—		(810)		—		—		—
Income Tax	2,301		2,643		(456)		2,375		3,738

Net income from Continuing Operations	$3,834		$5,215		$(993)		$3,826		$5,884

	2.7%		3.6%		-0.7%		2.5%		3.7%

Diluted EPS-from continuing operations	$0.22		$0.29		$0.05		$0.20		$0.31

(1)	Effective January 1, 2005, the company changed its accounting method to expense preneed selling costs incurred for the origination of prearranged funeral and cemetery sales contracts. Results of operations for the years ended December 31, 2003 and 2004 are presented on a proforma basis applying the new accounting method.

(2)	Reclassified special charges (gains) and Team Partner Incentive expense to improve comparability of periods presented.

UNAUDITED INCOME STATEMENT FROM CONTINUING OPERATIONS
Quarter Trend
For the Five Quarters Ended June 30, 2007
($000’s)

	Actual		Actual		Actual		Actual		Actual
	Qtr 2		Qtr 3		Qtr 4		Qtr 1		Qtr 2
	2006		2006		2006		2007		2007

CONTINUING OPERATIONS

Same Store Contracts
Atneed Contracts	4,145	78.8%	4,031	79.4%	4,174	78.3%	4,389	77.5%	4,006	77.8%
Preneed Contracts	1,117	21.2%	1,044	20.6%	1,155	21.7%	1,272	22.5%	1,146	22.2%

Total Same Store Funeral Contracts	5,262	100.0%	5,075	100.0%	5,329	100.0%	5,661	100.0%	5,152	100.0%
Acquisition Contracts
Atneed Contracts	43	60.6%	43	67.2%	52	65.8%	184	68.1%	253	67.8%
Preneed Contracts	28	39.4%	21	32.8%	27	34.2%	86	31.9%	120	32.2%

Total Acquisition Funeral Contracts	71	100.0%	64	100.0%	79	100.0%	270	100.0%	373	100.0%

New Store Openings	—		18		86		120		126

Total Funeral Contracts	5,333		5,157		5,494		6,051		5,651

Same Store Interments
Atneed Interments	543	26.0%	526	26.8%	508	24.1%	583	28.0%	537	27.9%
Preneed Interments	1,549	74.0%	1,437	73.2%	1,602	75.9%	1,502	72.0%	1,391	72.1%

Total Same Store Cemetery Interments	2,092	100.0%	1,963	100.0%	2,110	100.0%	2,085	100.0%	1,928	100.0%
Acquisition Interments
Atneed Interments	—		—		—		39	24.5%	81	30.1%
Preneed Interments	—		—		—		120	75.5%	188	69.9%

Total Acquisition Cemetery Interments	—		—		—		159	100.0%	269	100.0%

Total Cemetery Interments	2,092		1,963		2,110		2,244		2,197

Same Store Revenue
Funeral Operations Revenue	$27,198	73.0%	$26,022	74.1%	$28,097	74.6%	$30,608	71.7%	$28,007	67.2%
Preneed Commission and Other Revenue	596	1.6%	636	1.8%	448	1.2%	642	1.5%	625	1.5%

Total Funeral Same Store Revenue	27,794	74.6%	26,658	75.9%	28,545	75.8%	31,250	73.3%	28,632	68.7%

Cemetery Operations Revenue	8,396	22.5%	7,452	21.2%	7,285	19.3%	8,768	20.6%	9,408	22.6%
Cemetery Financial Revenue	786	2.1%	763	2.2%	1,423	3.8%	930	2.2%	733	1.8%

Total Cemetery Same Store Revenue	9,182	24.6%	8,215	23.4%	8,708	23.1%	9,698	22.7%	10,141	24.3%

Total Same Store Revenue	36,976	99.3%	34,873	99.3%	37,253	98.9%	40,948	96.0%	38,773	93.1%

Acquisition Revenue
Funeral Operations Revenue	278	0.7%	252	0.7%	413	1.1%	1,322	3.1%	1,787	4.3%
Cemetery Operations Revenue	—		—		—		371	0.9%	1,014	2.4%

Cemetery Financial Revenue							20		87

Total Acquisition Revenue	278	0.7%	252	0.7%	413	1.1%	1,713	4.0%	2,888	6.9%

Total Revenue from Continuing Operations	$37,254	100.0%	$35,125	100.0%	$37,666	100.0%	$42,661	100.0%	$41,661	100.0%

Field EBITDA from Continuing Operations
Same Store Funeral Field EBITDA	$9,437	78.4%	$9,316	81.8%	$11,086	78.3%	$12,570	74.4%	$10,496	70.5%
Same Store Funeral Field EBITDA Margin	34.0%		34.9%		38.8%		40.2%		36.7%

Same Store Cemetery Field EBITDA	2,522	21.0%	2,028	17.8%	2,856	20.2%	3,717	22.0%	3,454	23.2%
Same Store Cemetery Field EBITDA Margin	27.5%		24.7%		32.8%		38.3%		34.1%

Total Same Store Field EBITDA	11,959	99.3%	11,344	99.6%	13,942	98.5%	16,287	96.4%	13,950	93.8%
Total Same Store Field EBITDA Margin	32.3%		32.5%		37.4%		39.8%		36.0%

Acquisition Funeral Field EBITDA	79	0.7%	42	0.4%	208	1.5%	524	3.1%	603	4.1%
Acquisition Funeral Field EBITDA Margin	28.4%		16.7%		50.4%		39.6%		33.7%

Acquisition Cemetery Field EBITDA	—		—		—		76	0.5%	325	2.2%
Acquisition Cemetery Field EBITDA Margin							20.5%		32.1%

Total Acquisition Field EBITDA	79	0.7%	42	0.4%	208	1.5%	600	3.6%	928	6.2%
Total Acquisition Field EBITDA Margin	28.4%		16.7%		50.4%		35.0%		32.1%

Total Field EBITDA from Continuing Operations	12,038	100.0%	11,386	100.0%	14,150	100.0%	16,887	100.0%	14,878	100.0%
Total Field EBITDA Margin from Continuing Operations	32.3%		32.4%		37.6%		39.6%		35.7%

Overhead
Total Variable Overhead(2)	359	8.1%	953	18.9%	932	18.4%	981	18.5%	1,019	19.2%

Total Regional Fixed Overhead	707	16.0%	748	14.8%	764	15.1%	786	14.8%	724	13.7%

Total Corporate Fixed Overhead	3,343	75.8%	3,347	66.3%	3,366	66.5%	3,537	66.7%	3,551	67.1%

Total Overhead	4,409	100.0%	5,048	100.0%	5,062	100.0%	5,304	100.0%	5,294	100.0%
	11.8%		14.4%		13.4%		12.4%		12.7%

Consolidated EBITDA from Continuing Operations	7,629		6,338		9,088		11,583		9,584
Consolidated EBITDA Margin from Continuing Operations	20.5%		18.0%		24.1%		27.2%		23.0%

Total Depreciation & Amortization	2,226	6.0%	2,030	5.8%	2,153	5.7%	2,486	5.8%	2,299	5.5%

Interest, Net	4,282	11.5%	4,216	12.0%	4,188	11.1%	4,175	9.8%	4,158	10.0%
Special Charges/Other (Gains) Losses(1)	30	0.1%	188	0.5%	113	0.3%	—	0.0%	—	0.0%
Team Partners Incentive Expense(2)	84	0.2%	710	2.0%	255	0.7%	—	0.0%	—	0.0%

Pretax Income	1,007	2.7%	(806)	-2.3%	2,379	6.3%	4,922	11.5%	3,127	7.5%

Income tax	378	1.0%	(304)	-0.9%	943	2.5%	1,895	4.4%	1,204	2.9%

Net income from Continuing Operations	$629		$(502)		$1,436		$3,027		$1,923

	1.7%		-1.4%		3.8%		7.1%		4.6%

Diluted EPS-from continuing operations	$0.03		$(0.03)		$0.08		$0.16		$0.10

(1)	Includes charges for remediation at Rolling Hills Cemetery of $30K (02), $704K (03) and $110K (04) which were reclassified from field expenses.

(2)	Reclassified Team Partners expense from Total Variable Overhead

Same Store Funeral Operations
     Our Central Region made a substantial incremental contribution to our results in the fourth quarter of 2006 and this trend has continued to accelerate during the first two quarters of 2007. While 90% of the elements of the turnaround are in place, including strong new leadership in approximately half of our businesses, we are achieving about 70% of the current sustainable earning power of the businesses in this region, which exceeds our original expectations. We now expect an increase of approximately $2.5 million in Central Region same store Field EBITDA in 2007 over 2006 compared to our original estimate of $2.0 million.
     Our same store volumes have declined gradually each year from 22,514 in 2003 to 21,555 in 2006 (compound annual decline of 1.4%) consistent with a period of weak death rates nationally and the loss of market share primarily in our Central Region funeral operations. We have continued to experience lower volumes in 2007, primarily in our Eastern and Western Regions, while the Central Region has reversed its previous trend by reporting slightly higher volumes. As our Standards Operating Model and Managing Partner “Being the Best” incentive program is heavily weighted on growth in the number of client families served (funeral contracts), we expect the modest historical same store decline to stabilize and volumes to increase with favorable future demographic trends which would produce substantial operating leverage benefits to our financial performance.
     Our same store funeral operations have increased revenue steadily from $107.9 million in 2003 to $113.7 million in 2006 (compound annual increase of 1.8%). We expect to achieve at least a 2 — 2.5% annual revenue increase in the future from our same store portfolio as volumes stabilize and our average revenue per funeral increases over time. During the second quarter, our same store revenue increased 3.0% notwithstanding a 2.1% decrease in same store funeral contracts compared to the second quarter of 2006. Since we maintain atneed pricing power on approximately 80% of our services, our goal is to continuously improve the quality and skill set of our personnel and the value of their services to our client family customers so that a modest growth rate in revenues should be possible even in the face of weak death rates and higher cremation rates.
     After implementing our funeral Standards Operating Model in 2004, our same store funeral Field EBITDA Margin increased by 220 basis points over two years from 34.6% in 2004 to 36.9% in 2006. This multi-year increasing same store funeral Field EBITDA Margin trend has not only continued in the first two quarters of 2007, but is accelerating. Our second quarter same store funeral Field EBITDA Margin was 270 basis points higher than the comparable period in 2006 which was primarily attributable to our Central Region performance.
Same Store Cemetery Operations
     We believe that cemetery interments reflect the market share of our cemetery portfolio much like funeral contracts reflect market share of our funeral home portfolio. Whereas approximately 20% of our funeral contracts originated from a preneed sale, consistent with our selective preneed funeral strategy, cemetery preneed contracts represent 75% of our interments. Therefore, it is imperative to have a consistent and high level of preneed property sales performance over time to build new cemetery heritage and future market share.
     Our cemetery interments declined by over 800 interments (9.3%) from 2003 to 2005 but stabilized at about 8,300 interments in 2006, although the annualized rate of 8,100 through the first six months of 2007 reflects the weak death rate environment. Approximately 80% of the historical decline was concentrated in two modestly profitable operations which we manage pursuant to term contracts and was caused by local factors not under our control. Otherwise our cemetery interment volumes and market share are relatively stable and produce a consistent stream of atneed revenue at high gross margins.
     Our same store cemetery financial performance from 2003 through 2005 was characterized by increasing revenues but slightly declining Field EBITDA Margins. However, this performance was highly concentrated in only two of our California cemeteries, including Rolling Hills, whose performance declined during 2006 for reasons we previously reported and which created a volatile short term same store cemetery Field EBITDA Margin trend that declined from 32.2% in the first quarter of 2006 and bottomed at 24.7% in the third quarter of 2006 (excluding the remediation charge at Rolling Hills). The second quarter 2007 increases in our same store cemetery Field EBITDA of $1.0 million and Field EBITDA Margin of 660 basis points to 34.1% was primarily attributable to continued excellent performance by Rolling Hills, which is now under strong new leadership, and our Eastern Region cemeteries. We continue to expect at least a $2 million Field EBITDA increase for Rolling Hills in 2007 over 2006.
     We have moved quickly over the last year to recruit and support new operating and sales leadership in our larger and more strategically located cemeteries, and we are not finished with this initiative. Our goal is to build broader and deeper teams of “A player” sales leaders and counselors that can sustain consistent, modest growth in preneed property sales over time and to diversify and substantially increase our cemetery operating and financial results. We believe a more broadly balanced and less volatile same store cemetery revenue and financial performance will be evident in positive quarterly trend comparisons during the balance of 2007.
Total Continuing Same Store and Acquired Operations
     Our 2007 quarterly Total Field EBITDA Margin trend has turned materially positive compared to 2006, as we achieved a 340 basis point increase in Total Field EBITDA Margin in the second quarter compared to 2006. We expect continued positive Total Field EBITDA Margin trend comparisons during the balance of 2007.
     Our Total Field EBITDA increased each year from $48.4 million in 2003 to $53.0 million in 2006 (excluding the remediation charge at Rolling Hills), a compound annual increase of 3.2% over the three year period. We expect our Total Field EBITDA growth trend to accelerate over the next few years because of a gradual increase in same store revenues, improving Field EBITDA Margins and the increasing contribution of acquisitions.
Acquisitions
     We acquired Seaside Memorial Park and Funeral Home and Corpus Christi Funeral Home in early January 2007 and are well along with integration of operations with our existing Rose Hill Cemetery operation. These businesses complement each other and are producing synergies that should lead to market share, revenue and profit growth at sustainable Field EBITDA Margins, especially in the Hispanic market segment which is forecast to grow substantially over the next ten years in their markets. We expect that generally it will take up to one year to complete the integration of newly acquired businesses and make the necessary changes to bring them to a level of performance that aligns with our Standards Operating Model.
     During the second quarter of 2007 we closed on two stand-alone acquisitions: Conejo Mountain Funeral Home and Memorial Park (Conejo Mountain) in Camarillo, California on April 1, 2007, and Cloverdale Funeral Home and Memorial Park and Terrace Lawn Memorial Gardens (Cloverdale) in Boise, Idaho on June 12, 2007. Conejo Mountain performs approximately 390 cemetery interments and 275 funeral services annually. This acquisition represents our entry into Southern California and positions us to pursue other opportunities in the greater Los Angeles market where we are interested in acquiring a group of high performing businesses. Cloverdale performs approximately 600 funeral services and 400 cemetery interments annually. This acquisition will complement our existing funeral operations in Boise and the adjacent markets of Caldwell, Meridian and Nampa which together perform approximately 1,050 funeral services annually. We have also recently closed on two “tuck-in” acquisitions, which complement our “Best in Market” existing businesses in Santa Fe, New Mexico (June 2007) and in the Springfield, Massachusetts market (August 2007). The Cloverdale, Santa Fe and Springfield acquisitions are expected to add materially to our new acquisition portfolio performance during the four quarter outlook period ending June 30, 2008, so we increased our Outlook performance accordingly.
     We have established five year goals to change the sustainable revenue and earning power profile of our deathcare portfolio through effective execution of our Strategic Portfolio Optimization Model. We will report on this progress by showing the trends in revenue and Field EBITDA from same store operations that we acquired in the early growth phase of Carriage in the 1990’s versus the trends in our new acquisition portfolio. We will report results from acquired businesses in the acquisition section for at least three full years if not longer to ensure consistent comparable long-term trends. As of the second quarter of 2007, 7% of our total revenue and 6.2% of our Total Field EBITDA was primarily from three businesses acquired since the fourth quarter of 2005. The Cloverdale and Santa Fe acquisitions closed too late in the second quarter to have a material impact.

     We are encouraged by the current level of acquisition activity and the quality and size of the candidates. Our selection process is rigorous using our six Strategic Ranking Criteria and ROIC Model and as a result we have declined numerous opportunities to acquire both independents and smaller consolidators, not because of price but because of strategic fit. We have established a general policy of announcing acquisitions when we have closed the transaction and we will integrate expected proforma results on newly announced acquisitions into our rolling four quarter outlook in conjunction with our quarterly earnings release.
Overhead
     We have organized corporate and regional overhead and all incentive compensation (including field operations) into three categories, two of which are primarily fixed and one of which is variable based on performance (primarily incentive compensation). Our corporate fixed overhead increased approximately $1.9 million between 2003 and 2006 because of two significant and opposite trends. First, we reorganized and streamlined our operations organization over this period, culminating in the combination of our funeral and cemetery sales and operations into three geographic regions in August 2006 within our regional structure, thereby eliminating the heads of funeral and cemetery operations in our corporate office. This streamlined organization process has allowed us to effectively use a single operations support group now included in corporate fixed overhead rather than maintaining a separate corporate support organization for funeral and cemetery operations each with a division head in Houston. We estimate that the new operations organizational structure resulted in an approximate $1.2 million decrease in corporate fixed overhead from 2003 to 2006.
     Second, during this period we significantly upgraded our IT systems; successfully prepared to publicly report on internal controls; developed a fully staffed internal audit department; upgraded our Human Resources and brought our legal functions in house under a new General Counsel; and reorganized our preneed trust and investment activities. As a result, costs of our corporate support departments increased approximately $3.1 million during this period which resulted in a net increase in corporate fixed overhead of $1.9 million. However, these costs and investments were necessary additions to our support infrastructure which are allowing us to more effectively execute our Standards Operating Model while maintaining a flat regional operations organization. In addition, we are now well positioned to execute a growth strategy while supporting newly acquired businesses to improve their operations, people, market share and financial results consistent with our Standards Operating Model.
     During 2006, a long-term incentive arrangement with one of the Company’s directors ended and we expensed $1.2 million in connection with the final year’s incentive payment. We reclassified the expenses from variable overhead in our first quarter trend reports to a separate line in the second quarter trend reports so that variable expenses between periods would be comparable.

     Near term, our focus will be on our major activity centers, Accounting and Human Resources, to ensure that our processes are efficient, responsive and effective. However, we also believe that after 2007 our Regional and Corporate fixed overhead categories will increase no more than merit increases and inflation over time and will not grow as a fixed percent of revenue as we add new acquisitions to our portfolio. During the second quarter of 2007, variable overhead also included an unusually large amount of leadership recruiting and relocation costs, non-recurring project consulting fees and director stock compensation that aggregated approximately $400,000.
Carriage Consolidation Platform
     Because of the improved same store operating performance and the addition of accretive acquisitions, we achieved a Consolidated EBITDA Margin of 23.0% in the second quarter of 2007 compared to 20.5% in the second quarter of 2006. We expect positive quarterly Consolidated EBITDA Margin trend comparisons to continue for the balance of 2007 because of improved same store operating results and acquisitions.
     As we add acquisitions, new Field EBITDA acquired should substantially fall to Consolidated EBITDA and Pre-Tax Free Cash Flow and be accretive to EPS as well. As we leverage our new growth over our mostly fixed cost platform, we expect our Consolidated EBITDA Margin to increase to within our annual sustainable earning power range of 24 — 26%.
Cash Flow
     Free cash flow was $4.8 million and $4.6 million for the three and six months ended June 30, 2007, respectively. Though cash flow from operating activities has increased year to date by $0.9 million to $10.1 million compared to the prior year period, cash used for capital expenditures totaled $5.6 million compared to $2.4 million in the prior year. Growth capital expenditures totaled $2.2 million for the six months ended June 30, 2007 and include amounts spent on new funeral home properties, cemetery property development and improvements to the businesses acquired in 2007. Maintenance capital expenditures totaled $3.4 million year to date 2007, slightly more than one-half of the $6.5 million in our original estimate for 2007. Cash flow from operating activities was negatively affected by working capital items such as our preneed activities where certain trust withdrawals were delayed until the second half of 2007. For the year, we continue to believe that working capital will have a neutral effect on cash flow.
Rolling Four Quarter Outlook
     Management is providing an Outlook for the four quarter period ending June 30, 2008, based upon the following key assumptions:

•	The upper end of the Outlook range assumes funeral same-store volumes are flat compared to most recent four quarters and the lower end assumes a 2 percent decrease.

•	The average revenue per funeral contract is assumed to increase approximately 3.0 percent. This increase assumes the cremation rate for our businesses will increase by 100 basis points.

•	Cemetery same store Field EBITDA increases by 8-10% and cemetery Field EBITDA Margin by 500 basis points for the full year 2007 compared to 2006 and for such margin gains to be sustainable through the first half of 2008 on modest year over year revenue gains.

•	Includes estimated results from acquired businesses in Corpus Christi, Texas (closed January 2007), Camarillo, California (closed April 2007), Boise, Idaho (closed June 2007), Santa Fe, New Mexico (closed June 2007) and Springfield, Massachusetts (closed August 2007). Excludes divestitures identified as of June 30, 2007 and classified as Discontinued Operations.

•	No borrowings on our $35 million bank credit facility.

•	Approximately $9.7 million of capital expenditures, of which $2.8 million is designated for growth opportunities.

•	Management expects to use Free Cash Flow (cash flow from operations less capital expenditures) to acquire additional businesses if and when available on acceptable terms.

	Millions except EPS		Midpoint Range
	Range	Midpoint	% Revenue
Revenues	$168 — $172	$170	$170
Field EBITDA	$61 — $63	$62	36.5%
Variable overhead	$3.7 — $4.1	$3.9	2.3%
Regional fixed overhead	$3.1	$3.1	1.8%
Corporate fixed overhead	$14.0	$14.0	8.2%

Total overhead	$21.0	$21.0	12.4%
Consolidated EBITDA	$40 — $42	$41	24.1%
Interest	$17	$17	10.0%
Depreciation and amortization	$10.5	$10.5	6.4%
Income taxes	$4.5 — $5.5	$5.0	3.1%
Net earnings from continuing operations	$8 — $9	$8.5	5.0%
Diluted earnings per share	$0.43 — $0.47	$0.44	NA
Free Cash Flow	$13.0 — $14.5	$13.8	8.1%

Long Term Outlook (Through 2012)
•	Revenue growth of 7-9% annually, including acquisitions

•	Consolidated EBITDA growth of 9-11% annually, including acquisitions

•	Consolidated EBITDA Margin range of 24-26%

•	Growth internally funded without new debt or equity
Summary
     “We have had three consecutive quarters of considerably stronger year over year profitability in an industry where our performance should be predictable, profitable and sustainable when our three models are being executed broadly and effectively”, stated Mr. Payne. “Our reporting format provides a clear picture of our long and short term operating and financial trends which in turn show a healthy portfolio of operating deathcare businesses and a consolidation platform well positioned to operationally and financially leverage new internal and external revenue growth into attractive long term rates of growth in Consolidated EBITDA, Consolidated EBITDA Margin, EPS and Free Cash Flow.”
     “We look forward to executing our strategies in a way that will become apparent in our trend reporting and which will be more valuable over time for long term investors who see the beginnings of a long term up cycle in deathcare and believe that Carriage is the right operating and investment platform. The “trend is our friend” and we will work hard to keep it that way. I want to thank all of our employees and leaders for our first half 2007 performance, which was in total alignment with our company’s theme of “2007 — The Year Of Being The Best — No Excuses!” concluded Mr. Payne.
Second Quarter Conference Call Information
     Carriage Services has scheduled a conference call for tomorrow, August 9, 2007 at 10:00 a.m. Eastern time. To participate in the call, dial (303) 262-2211 at least ten minutes before the conference call begins and ask for the Carriage Services conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until August 16, 2007. To access the replay, dial (303) 590-3000 and enter pass code 11094377#.
     Investors, analysts and the general public will also have the opportunity to listen to the conference call free over the Internet by visiting http://www.carriageservices.com. To listen to the live call on the web, please visit the website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an audio archive will be available shortly after the call and will be accessible for approximately 90 days. For more information, please contact Karen Roan at DRG&E at (713) 529-6600 or email kcroan@drg-e.com.
     Carriage Services is a leading provider of death care services and products. As of August 9, 2007, Carriage operates 135 funeral homes in 27 states and 32 cemeteries in 11 states.

Use of Non-GAAP Financial Measures
     This press release uses the following Non-GAAP financial measures “Free Cash Flow and EBITDA”. Both Free Cash Flow and EBITDA are used by investors to value common stock. The Company considers Free Cash Flow to be an important indicator of its ability to generate cash for acquisitions and other strategic investments. The Company has included EBITDA in this press release because it is widely used by investors to compare the Company’s financial performance with the performance of other deathcare companies. The Company also uses EBITDA to monitor and compare the financial performance of its operations. EBITDA does not give effect to the cash the Company must use to service its debt or pay its income taxes and thus does not reflect the funds actually available for capital expenditures or acquisitions. In addition, the Company’s presentation of EBITDA may not be comparable to similarly titled measures other companies report. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP.
     Certain statements made herein or elsewhere by, or on behalf of, the Company that are not historical facts are intended to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on assumptions that the Company believes are reasonable; however, many important factors, as discussed under “Cautionary Note,” “Risk Factors” and “Forward-Looking Statements” in the Company’s Annual Report and Form 10-K for the year ended December 31, 2006, could cause the Company’s results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company. The Company assumes no obligation to update or publicly release any revisions to forward-looking statements made herein or any other forward-looking statements made by, or on behalf of, the Company. A copy of the Company’s Form 10-K, and other Carriage Services information and news releases, are available at www.carriageservices.com.
-Tables to follow-

CARRIAGE SERVICES, INC.
Selected Financial Data
June 30, 2007
(unaudited)

Selected Balance Sheet Data:	12/31/06	6/30/07

Cash and short-term investments	$36,011	$14,342
Long-term corporate investments	5,000	5,000
Total Senior Debt (a)	140,179	139,649
Days sales in funeral accounts receivable	23.2	23.8
Net Senior Debt to total capitalization (b)	35.4	38.9
Net Senior Debt to EBITDA from continuing operations (rolling twelve months) (b)	3.12	3.42

(a)	- Senior debt does not include the convertible junior subordinated debentures.

(b)	- Net Senior debt is Senior Debt less cash and short term investments.
Reconciliation of Non-GAAP Financial Measures:
     This press release includes the use of certain financial measures that are not GAAP measures. The non-GAAP financial measures are presented for additional information and are reconciled to their most comparable GAAP measures below.
Reconciliation of Net Income from continuing operations to EBITDA from continuing operations for the following periods (in 000s). Twelve months ended June 30, 2008 is presented at the midpoint of the range identified in the release:

	Three months	Three months	12 Months
	ended	ended	Ended
	6/30/2006	6/30/2007	6/30/2008
Net income from continuing operations	$629	$1,923	$8,500
Provision for income taxes	378	1,204	5,000

Pre-tax earnings from continuing operations	1,007	3,127	13,500
Net interest expense, including loan cost amortization	4,282	4,158	17,000
Depreciation & amortization	2,226	2,299	10,500
Other	114	—	—

EBITDA from continuing operations	$7,629	$9,584	$41,000

Revenue from continuing operations	$37,254	$41,661	$170,000
EBITDA margin from continuing operations	20.5%	23.0%	24.1%

Reconciliation of Non-GAAP Financial Measures Continued:
Reconciliation of cash provided by (used in) operating activities from continuing operations to free cash flow (in 000’s):

	Three months	Three months
	ended	ended
	6/30/2006	6/30/2007
Cash provided by operating activities from continuing operations	$8,326	$8,204
Less capital expenditures from continuing operations	(1,272)	(3,429)

Free cash flow from continuing operations	$7,054	$4,775

	Six months	Six months
	ended	ended
	6/30/2006	6/30/2007
Cash provided by operating activities from continuing operations	$9,247	$10,149
Less capital expenditures from continuing operations	(2,388)	(5,598)

Free cash flow from continuing operations	$6,859	$4,551

Reconciliation of estimated net income to free cash flow for the twelve months ending June 30, 2008 (in 000’s):

Net income	$8,500
Tax expense	5,000
Interest expense, net	17,000
Depreciation and amortization	10,500

EBITDA	$41,000
Interest paid	17,200
Cash taxes	300
Capital expenditures	9.700

Free cash flow	$13,800